Exhibit 8.1

List of Subsidiaries of Vista Energy, S.A.B de C.V. as of December 31, 2024

Subsidiary	Jurisdiction of incorporation	Name under which the subsidiary does business
Vista Energy Argentina S.A.U.	Argentina	Vista Argentina
Vista Energy Holding I, S.A. de C.V.	Mexico	Vista Holding I
Vista Energy Holding II, S.A. de C.V.	Mexico	Vista Holding II
Aleph Midstream S.A.*	Argentina	Aleph Midstream
Aluvional S.A.	Argentina	Aluvional
AFBN S.R.L.*	Argentina	AFBN

*	in the process of being merged into Vista Energy Argentina S.A.U.